ACQUISITION AGREEMENT

           This ACQUISITION AGREEMENT is entered into and made effective as of the 27th  day of September, 2011 (the “Effective Date”) and the Closing shall be on  November 1, 2011 (the “Closing Date”)   by and between GBS Enterprises, Inc., a Nevada Corporation ("GBS" or “Buyer”); SD Holdings Ltd., a Mauritius Corporation ("SYN”), having an office at 608 St. James Court, St. Denis Street, Port Louis, Mauritius;  and the shareholders of SYN (“SHR”), as listed in Exhibit A, owning 100% of issued and outstanding shares of SYN (combined as the “Seller” and represented by Madan S. Kumar, the SHR Representative).

WHEREAS, Seller is the one hundred (100) percent controlling shareholder of SYN, and upon the terms and conditions set forth below, Seller desires to transfer all of the shares of SYN owned by Seller to Buyer, such that, following such transaction, SYN will be a wholly-owned subsidiary of Buyer; and

           NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties contained in this Agreement, the Parties hereto agree as follows:

1.    SALE AND PURCHASE OF SHARES.

1.1     PURCHASE.  Subject to the terms and conditions herein set forth, GBS hereby agrees to purchase and Seller hereby agrees to sell one hundred percent (100%) of the issued and outstanding shares of SYN (“SYN Shares”) to GBS.

1.2     CONSIDERATION.  The consideration for the SYN shares shall be:

1.2.1      Share Consideration.  The share consideration to be issued to SHR at Closing of the acquisition for the SYN Shares shall be 700,000 shares of common stock of GBS (“GBS Common Shares”), all of which shall be restricted for trading for a 6 month period after the Effective Date (provided, however, the GBS Common Shares will be restricted for trading for one year in event GBS has not timely filed quarterly and annual reports with the U.S. Securities and Exchange Commission). The GBS Common Shares to be distributed as listed in Exhibit G.  Any private sale in a private placement by SHR or its assignees shall comply with the United States Securities Act of 1933, as amended and such compliance will be the sole responsibility of the SHR or its assignee who is making the sale in a private placement.

1.2.2      Cash Consideration. The cash consideration to be paid to SHR at the Closing of the acquisition for one hundred percent (100%) of the outstanding shares of SYN shall be (USD) $525,529.00 (Five Hundred and Twenty Five Thousand Five Hundred and Twenty Nine United States Dollars). The aforementioned amount shall be paid into two different accounts, of which $421,958.00 shall be paid into the Cybernet Software Systems Inc. (CSS) bank account for immediate repayment of all Notes Payable as listed in Exhibit B and the remainder of $103,571.00 shall be paid into the SYN bank account for immediate pro rata distribution to the SHR as listed in Exhibit C.  CSS and SYN bank details are attached as Exhibit D.

2.  REPRESENTATIONS AND WARRANTIES

2.1         REPRESENTATIONS AND WARRANTIES OF SYN.

 SYN represents and warrants as follows:

a) CORPORATE ORGANIZATION AND GOOD STANDING.  SYN is duly organized, validly existing, and in good standing under the laws of Mauritius and is qualified to do business as a foreign corporation in each jurisdiction, if any, in which its property or business requires such qualification

b)         CORPORATE AUTHORITY.  SYN has all requisite corporate power and authority to own, operate and lease its properties, to carry on its business as it is now being conducted and to execute, deliver, perform and conclude the transactions contemplated by this Agreement and all other agreements and instruments related to this Agreement.

c)        AUTHORIZATION.  Execution of this Agreement has been duly authorized and approved by SYN (Board and the Shareholders) .

d)           CAPITALIZATION. (SYN SHARES)

(1)           The authorized capital stock of SYN consists of 15,013,209 shares of SYN Common Stock with a par value of US$0.01.  The issued shares of SYN stock consists of 15,013,209 Common Stock shares. All shares of SYN shall be duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights at Closing,

(2)           SYN has no contract or other obligation to repurchase, redeem or otherwise acquire any shares of SYN stock, or make any investment (in the form of a loan, capital contribution or otherwise) in any other Person.  The 15,013,209 shares referred to in d.1 above includes all issued and  outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued shares or other securities of SYN.  None of the outstanding equity securities or other securities of SYN was issued in violation of the Securities Act of 1933 or any other legal requirement.

(3)           Each shareholder has good and marketable title as the legal and beneficial owner of record to the SYN Common Stock as set forth in Exhibit A, free and clear of any and all security interests, options or rights of any nature.

e)        LITIGATION.  To SYN’s knowledge, there are no pending, threatened, or existing litigation, bankruptcy, criminal, civil, or regulatory proceeding or investigation, threatened or contemplated against SYN.

f)	FINANCIAL STATEMENTS.

(i) SYN has furnished or made available to Buyer, or will make available to Buyer prior to the Closing, true and complete copies of the financial statements of SYN for its past two fiscal years (the “SYN Financial Statements”), and SYN shall furnish or make available to Buyer true and complete copies of SYN's financial statements for all monthly periods ending after its most recent fiscal year up to and including the Closing Date.

                          (ii) The SYN Financial Statements fairly present in all material respects the consolidated financial condition and the results of operations of SYN as at the respective dates thereof and for the periods indicated therein

g)          ABSENCE OF CERTAIN CHANGES OR EVENTS.  Since the end of its most recent fiscal year and to the date of this Agreement, (i) SYN has, in all material respects, conducted its business in the ordinary course consistent with past practice; (ii) there has not occurred any change, event or condition that is or would reasonably be expected to result in a Material Adverse Effect; and (iii)  SYN has not taken and will not take any of the actions that SYN has agreed not to take from the date hereof through the Closing.

h)    UNDISCLOSED LIABILITIES.  To SYN’s knowledge, SYN has no material obligations or liabilities of any nature (whether accrued, matured or un-matured, fixed or contingent or otherwise) other than (i) those set forth or adequately provided for in the consolidated balance sheet (and the related notes thereto) of SYN as of the end of the most recent fiscal year  included in the SYN Financial Statements, (ii) those incurred in the ordinary course of business consistent with past practice since the end of the most recent fiscal year  and (iii) those incurred in connection with the execution of this Agreement.

i)    LEGAL PROCEEDINGS.  To SYN’s knowledge, SYN is not a party to any, and there is no pending or, to the SYN’s knowledge, threatened, legal, administrative, arbitral or other proceeding, claim, action or governmental or regulatory investigation of any nature against SYN, or any of its officers or directors which, if decided adversely to SYN, would, individually or in the aggregate, be material to SYN.  There is no injunction, order, judgment or decree imposed upon SYN, or any of its officers or directors, or the assets of SYN.

j)    TAXES AND TAX RETURNS.

(a)
(i) To SYN’s knowledge, SYN has filed or caused to be filed all  federal, state, foreign and local tax returns required to be filed with any tax authority; (ii) all such tax returns are true, accurate, and complete in all material respects; (iii) SYN has accrued or paid or caused to be paid all taxes that are due and payable by any of such companies, other than taxes which are being contested in good faith and are adequately reserved against or provided for in the SYN Financial Statements, and (iv) SYN does not have any material liability for taxes for any current or prior tax periods in excess of the amount reserved or provided for in the SYN Financial Statements (but excluding, for this Clause (iv) only, any liability reflected thereon for deferred taxes to reflect timing differences between tax and financial accounting methods).

(b)
 No national, state, local or foreign audits, examinations, investigations, or other formal proceedings are pending or, to SYN’s knowledge, threatened with regard to any taxes or tax returns of SYN.  No issue has arisen in any examination of SYN by any tax authority that if raised with respect to any other period not so examined would result in a material deficiency for any other period not so examined, if upheld.  Any adjustment of income taxes of SYN made in any examination that is required to be reported to the appropriate national, state, local or foreign tax authorities has been so reported.

(c)
 To SYN’s knowledge, there are no disputes pending with respect to, or claims or assessments asserted in writing for, any material amount of taxes upon SYN, nor has SYN given or been requested in writing to give any currently effective waiver extending the statutory period of limitation applicable to any tax return for any period.

k)     COMPLIANCE WITH APPLICABLE LAW AND REGULATORY MATTERS.

(a)
 To SYN’s knowledge, SYN has complied with all applicable laws and regulations, and are not in violation of, and have not received any written notices of violation with respect to, any laws and regulations in connection with the conduct of their respective businesses or the ownership or operation of their respective businesses, assets and properties, except for such noncompliance and violations as would not, individually or in the aggregate, be material.

(b)
 To SYN’s knowledge, SYN has all licenses, permits, certificates, franchises and other authorizations (collectively, the “Authorizations”) necessary for the ownership or use of its assets and properties and the conduct of its business, as currently conducted, and have complied with, and are not in violation of, any Authorization.  All such Authorizations are in full force and effect and there are no proceedings pending or, to the knowledge of SYN, threatened that seek the revocation, cancellation, suspension or adverse modification thereof.

(c)	To SYN’s knowledge, there are no governmental orders applicable to SYN which have had a Material Adverse Effect on SYN.

l)    MATERIAL CONTRACTS.  There are no material contracts of SYN currently in existence except as disclosed in Exhibit E.

m)    ASSETS.  To SYN’s knowledge, SYN owns, leases or has the right to use all the properties and assets necessary or currently used for the conduct of its businesses free and clear of all liens of any kind or character.  All items of equipment and other tangible assets owned by or leased to SYN and which are material to the operations and business of SYN are in good condition and repair (ordinary wear and tear excepted).  In the case of leased equipment and other tangible assets, SYN holds valid leasehold interests in such leased equipment and other tangible assets, free and clear of all liens of any kind or character.

n)    INSURANCE. To SYN’s knowledge, SYN has in full force and effect the insurance coverage with respect to its business.  There is no claim pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies.  All premiums due and payable under all such policies have been paid, and SYN is otherwise in compliance in all material respects with the terms of such policies.  SYN has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

o)    INTELLECTUAL PROPERTY. To SYN’s knowledge, SYN has no intellectual property except as disclosed in Exhibit F to this Agreement.

p)    INTERESTS OF OFFICERS AND DIRECTORS.  Except as disclosed herein, none of the officers or directors of SYN has any interest in any property, real or personal, tangible or intangible, including intellectual property, used in or developed by the business of SYN, or in any supplier, distributor or customer of SYN, or any other relationship, contract, agreement, arrangement or understanding with SYN, except for the normal ownership interests of a shareholder and employee rights.

q)    BROKER’S FEES.  SYN has not employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the transactions contemplated by this Agreement.

r) CERTAIN BUSINESS PRACTICES.  No director, officer, agent or employee of SYN has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity on behalf of, or purportedly on behalf of, or for the business of SYN, or (ii) made any unlawful payments to officials or employees of governmental entities or to directors, officers or employees of foreign or domestic business enterprises.

s)    OWNERSHIP.   SYN owns 100% of all issued and outstanding shares of Synaptris, Inc. a California Corporation , and 100% of all issued and outstanding shares of Synaptris Decisions Private Limited, an India company; there are no options, warrants, restricted stock, preferred stock, convertible bonds or other instruments to acquire equity issued and outstanding in Synaptris, Inc. or in Synaptris Decision Private Limited at the Closing Date.

2.2           REPRESENTATIONS AND WARRANTIES OF BUYER.

The Buyer represents and warrants as follows:

a)       CORPORATE ORGANIZATION AND GOOD STANDING.  Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada, and is qualified to do business as a foreign corporation in each jurisdiction, if any, in which its property or business requires such qualification.

b)       CORPORATE AUTHORITY.  Buyer has all requisite corporate power and authority to execute, deliver, perform and conclude the transactions contemplated by this Agreement and all other agreements and instruments related to this Agreement.

c)       NO VIOLATION.  Consummation of the acquisition contemplated herein will not constitute or result in a breach or default under any provision of any charter, bylaw, indenture, mortgage, lease, or agreement, or any order, judgment, decree, law, or regulation by which Buyer is bound.

d)       REPORTING STATUS. Buyer is a fully reporting public company.  Buyer has filed all required periodic reports with the Securities & Exchange Commission (the "Commission") on Forms 10-Q and 10-K through the fiscal year ended March 31, 2011, and all required Form 8-K reports, all such reports are true and correct in all material respects and contain no misrepresentation of a material fact or omission of a material fact.  The common shares of Buyer are quoted at the OTC Markets OTCBB under the symbol "GBSX".

e)    CAPITALIZATION.

(i) On the date of this Agreement, 75,000,000 shares of $0.001 par value common stock of GBS are authorized and 23,543,790 shares of common stock of Buyer are issued and outstanding, all of the shares of common stock issued and outstanding are duly authorized, validly issued, fully paid and non-assessable and none were issued in violation of any preemptive rights.  25,000,000 shares at $0.001 par value are authorized for Preferred Stock. There is no class of preferred stock of Buyer issued on the date of this Agreement.  5,000,000 shares of GBS common stock have been reserved for issuance upon the exercise of authorized yet unissued stock options under the Buyer’s 2011 ESOP, 7,550,000 shares of GBS common stock have been reserved for issuance upon the exercise of warrants sold or issued by GBS in connection with a private placement of Units consummated March 2011.  There are no other rights to purchase shares. There are 210 treasury shares of Buyer.  Except as set forth above, as of the date hereof, no shares or other voting securities of Buyer are issued, reserved for issuance or outstanding and no shares or other voting securities of Buyer shall be issued or become outstanding after the date hereof, save for those Shares to be issued pursuant to this Agreement.  There are no bonds, debentures, notes or other indebtedness or securities of Buyer that have the right to vote (or that are convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Buyer may vote.  All shares of Buyer subject to issuance as described above shall, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, be duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights.

(ii) Buyer has no contract or other obligation to repurchase, redeem or otherwise acquire any shares of Buyer stock, or make any investment (in the form of a loan, capital contribution or otherwise) in any other Person.  There are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued shares or other securities of Buyer.  None of the outstanding equity securities or other securities of Buyer was issued in violation of the Securities Act of 1933 or any other legal requirement.

f)	AUTHORITY; NO VIOLATION.

 (i) Buyer has full corporate power and authority to execute and deliver this Agreement and to comply with the terms hereof and consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by Buyer.  Assuming due authorization, execution and delivery by the other Parties, this Agreement constitutes the valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforcement may be limited by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other similar laws affecting or relating to the rights of creditors generally, or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law, or (iii) the specific terms and conditions of this Agreement.

(ii) Neither the execution and delivery of this Agreement by Buyer nor the consummation by Buyer of the transactions contemplated hereby, nor compliance by Buyer with any of the terms or provisions hereof, will (A) violate any provision of the Certificate of Registration or Constitution or the certificates of registration or constitution, or other charter or organizational documents, of Buyer or (B) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Buyer or any of its properties or assets, the violation of which would have a Material Adverse Effect, or (C) violate, conflict with, result in a breach of any provision of or the loss of any material benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of any or all rights or benefits or a right of termination or cancellation under, accelerate the performance required by or rights or obligations under, increase any rate of interest payable or result in the creation of any lien upon any of the respective properties or assets of Buyer under, any authorization or of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, contract, or other instrument or obligation to which is a party, or by which its properties, assets or business activities may be bound or affected.

g)    UNDISCLOSED LIABILITIES.  Buyer has no material obligations or liabilities of any nature (whether accrued, matured or unmatured, fixed or contingent or otherwise) other than (i) those set forth or adequately provided for in the balance sheet (and the related notes thereto) of Buyer as of the end of the most recent fiscal year  included in the Buyer Financial Statements, (ii) those incurred in the ordinary course of business consistent with past practice since the end of the most recent fiscal year  and (iii) those incurred in connection with the execution of this Agreement.

h)    LEGAL PROCEEDINGS.  Buyer is not a party to any, and there is no pending or, to the knowledge of Buyer, threatened, legal, administrative, arbitral or other proceeding, claim, action or governmental or regulatory investigation of any nature against Buyer, or any of its officers or directors which, if decided adversely to Buyer, would, individually or in the aggregate, be material to Buyer.  There is no injunction, order, judgment or decree imposed upon Buyer, or any of its officers or directors, or the assets of Buyer.

i)    TAXES AND TAX RETURNS.

(a)    (i) Buyer has filed or caused to be filed all  federal, state, foreign and local tax returns required to be filed with any tax authority; (ii) all such tax returns are true, accurate, and complete in all material respects; (iii) Buyer has paid or caused to be paid all taxes that are due and payable by any of such companies, other than taxes which are being contested in good faith and are adequately reserved against or provided for in the Buyer Financial Statements, and (iv) Buyer does not have any material liability for taxes for any current or prior tax periods in excess of the amount reserved or provided for in the Buyer Financial Statements (but excluding, for this Clause (iv) only, any liability reflected thereon for deferred taxes to reflect timing differences between tax and financial accounting methods).

(b)    No national, state, local or foreign audits, examinations, investigations, or other formal proceedings are pending or, to Buyer’s knowledge, threatened with regard to any taxes or tax returns of Buyer.  No issue has arisen in any examination of the Buyer by any tax authority that if raised with respect to any other period not so examined would result in a material deficiency for any other period not so examined, if upheld.  Any adjustment of income taxes of Buyer made in any examination that is required to be reported to the appropriate national, state, local or foreign tax authorities has been so reported.

(c)    There are no disputes pending with respect to, or claims or assessments asserted in writing for, any material amount of taxes upon Buyer, nor has Buyer given or been requested in writing to give any currently effective waiver extending the statutory period of limitation applicable to any tax return for any period.

k)     COMPLIANCE WITH APPLICABLE LAW AND REGULATORY MATTERS.

(a)    Buyer has complied with all applicable laws and regulations, and are not in violation of, and have not received any written notices of violation with respect to, any laws and regulations in connection with the conduct of their respective businesses or the ownership or operation of their respective businesses, assets and properties, except for such noncompliance and violations as would not, individually or in the aggregate, be material.

(b)   Buyer has all licenses, permits, certificates, franchises and other authorizations (collectively, the “Authorizations”) necessary for the ownership or use of its assets and properties and the conduct of its business, as currently conducted, and have complied with, and are not in violation of, any Authorization, except where such noncompliance or violation would not, individually or in the aggregate, be material.

c)    There are no governmental orders applicable to Buyer which have had a Material Adverse Effect on Buyer.

l)    MATERIAL CONTRACTS.  There are no material contracts of Buyer currently in existence.

m)    ASSETS.  Buyer owns, leases or has the right to use all the properties and assets necessary or currently used for the conduct of its businesses free and clear of all liens of any kind or character.  All items of equipment and other tangible assets owned by or leased to Buyer and which are material to the operations and business of Buyer are in good condition and repair (ordinary wear and tear excepted).  In the case of leased equipment and other tangible assets, Buyer holds valid leasehold interests in such leased equipment and other tangible assets, free and clear of all liens of any kind or character.

n)    INSURANCE.  Buyer has all necessary insurance coverage with respect to its business.

o)    INTERESTS OF OFFICERS AND DIRECTORS.  Except AS DISCLOSED HEREIN, None of the officers or directors of Buyer has any interest in any property, real or personal, tangible or intangible, including intellectual property, used in or developed by the business of Buyer, or in any supplier, distributor or customer of Buyer, or any other relationship, contract, agreement, arrangement or understanding with Buyer, except  for the normal ownership interests of a shareholder and employee rights.

p)    BROKER’S FEES.  Buyer has not employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the transactions contemplated by this Agreement.

q)    CERTAIN BUSINESS PRACTICES.  No director, officer, agent or employee of Buyer has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity on behalf of, or purportedly on behalf of, or for the business of Buyer, or (ii) made any unlawful payments to officials or employees of governmental entities or to directors, officers or employees of foreign or domestic business enterprises.

3.  CONDITIONS PRECEDENT

3.1           Conditions to Each Party’s Obligations. The respective obligations of each Party hereunder shall be subject to the satisfaction prior to or at the Closing of the following conditions:

a)        No Restraints. No statute, rule, regulation, order, decree, or injunction shall have been enacted, entered, promulgated, or enforced by any court or governmental entity of competent jurisdiction which enjoins or prohibits the consummation of this Agreement and shall be in effect.

b)        Legal Action. There shall not be pending or threatened in writing any action, proceeding, or other application before any court or governmental entity challenging or seeking to restrain or prohibit the consummation of the transactions contemplated by this Agreement, or seeking to obtain any material damages.

3.2           Conditions to Seller’s Obligations. The obligations of Seller shall be subject to the satisfaction prior to or at the Closing of the following conditions unless waived by Seller:

a)        Representations and Warranties of Buyer. The representations and warranties of Buyer set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing as though made on and as of the Closing Date, except: (i) as otherwise contemplated by this Agreement; or (ii) in respects that do not have a Material Adverse Effect on the Parties or on the benefits of the transactions provided for in this Agreement. “Material Adverse Effect” for purposes of this Agreement shall mean any change or effect that, individually or when taken together with all other such changes or effects which have occurred prior to the date of determination of the occurrence of the Material Adverse Effect, is or is reasonably likely to be materially adverse to the business, assets, financial condition, or results of operation of the entity.

b)        Performance of Obligations of Buyer. Buyer shall have performed all agreements and covenants required to be performed by it under this Agreement prior to the Closing, except for breaches that do not have a Material Adverse Effect on the Parties or on the benefits of the transactions provided for in this Agreement.

3.3           Conditions to Buyer’s Obligations. The obligations of Buyer shall be subject to the satisfaction prior to or at the Closing of the following conditions unless waived by Buyer:

a) Representations and Warranties of SYN. The representations and warranties of SYN set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing as though made on and as of the Closing, except: (i) as otherwise contemplated by this Agreement, or (ii) in respects that do not have a Material Adverse Effect on the Parties or on the benefits of the transactions provided for in this Agreement.

b)      Financial Statements: SYN shall have delivered final financial statements for its fiscal years ended  2008/09, 2009/10 and 2010/11; and audit financial statements for 2010/11 in US-GAAP with comparisons/references to 2009/10.

c)      Performance of Seller and SYN. Seller and SYN shall have performed all agreements and covenants required to be performed by them under this Agreement prior to Closing, except for breaches that do not have a Material Adverse Effect on the Parties or on the benefits of the transactions provided for in this Agreement.

4. CLOSING AND DELIVERY OF DOCUMENTS

4.1           Time and Place. The Closing of the transaction contemplated by this Agreement shall take place at the offices of BUYER, unless otherwise agreed by the Parties, at the Closing Date upon the full execution of this Agreement, and the satisfaction of all conditions, specifically the delivery of all required documents, or at such other time and place as the Parties mutually agree.  All  proceedings to be taken and all documents to be executed at the Closing shall be deemed to have been taken, delivered and executed simultaneously, and no proceeding shall be deemed taken nor documents deemed executed or delivered until all have been taken, delivered and executed.  The date of Closing may be accelerated or extended by agreement of the parties.  Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission required by this Agreement or any signature required thereon may be used in lieu of an original writing or transmission or signature for any and all purposes for which the original could be used, provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission or original signature.

4.2           Deliveries by Seller and SYN. At Closing, Seller shall make the following deliveries to Buyer:

a)        Certified resolutions of the Board and all shareholders of SYN authorizing the execution and performance of this Agreement.

b)        Stock certificates of SYN representing all of the issued and outstanding stock of SYN, together with the duly completed share transfer form signed by the respective shareholders.

c)           Termination of all issued and outstanding options, warrants, restricted shares, restricted share units, convertible bonds or any other such instruments as of the day of Closing or a letter from the Company Secretary of SYN certifying that there are no issued and outstanding options, warrants, restricted shares, restricted share units, convertible bonds or any other such instrument as of the day of closing.

4.3           Deliveries by Buyer. At Closing, Buyer shall make the following deliveries to Seller:

a)            A letter from the Buyer’s CEO or otherwise authorized officer to the Buyer’s stock transfer agent to issue the shares of common stock of GBS pursuant to the terms and conditions of this Agreement in the name of Seller or its designee per Exhibit G;

b)            Certified resolutions of the Board of Directors of Buyer authorizing the execution and performance of this Agreement, including, but not limited, to the issuance of shares of common stock of GBS  and the payment of monies owed Seller by Buyer in consideration for the SYN Shares pursuant to the terms and conditions of this Agreement.

c)     Wire-transfer of the Cash Consideration (Section 1.2.2) to the SYN & CSS’s bank as detailed in Exhibit D.

4.4         If the conditions and delivery of documents as listed above are not fulfilled by either party on or before
              November 30, 2011, this agreement will be terminated on November 30, 2011 without prejudice to either party.

5.  INDEMNIFICATION AND ARBITRATION

5.1.           Indemnification.

a)
Generally, The Seller and SYN, on the one hand, and the Buyer, on the other hand, (each party, “Indemnifying Party”) shall agree to indemnify, and hold harmless the other party (“Indemnified Party”) from any and all claims, demands, liabilities, damages, losses, costs and expenses that the other party shall incur or suffer, including attorneys fees and costs, that arise, result from or relate to any breach of, or failure by Indemnifying Party to perform any of their respective representations, warranties, covenants, or agreements in this Agreement or in any exhibit, addendum, or any other instrument furnished by the Indemnifying Party under this Agreement.

b)	Certain Limitations on Indemnification Obligations.

 (1)  No Indemnified Party shall be entitled to receive any indemnification payments under Section 5, unless the Indemnifying party receives notice of such breach or failure and is provided sixty (60) days to cure such breach or failure.

(2)  No Indemnified Party will be entitled to receive any indemnification payments under Section 5, until the aggregate amount of Losses incurred by the Indemnified Party, exceed Fifty Thousand Dollars ($50,000) (the “Basket Amount”); provided, that once the aggregate amount of such Losses exceeds the Basket Amount, the Indemnifying Party, will be liable for all such Losses, including those in the Basket Amount.

(3)  The maximum aggregate amount of indemnification payments under Section 5 which Buyer will be entitled to receive from each of the Sellers and/or SYN, upon the triggering of any indemnification obligation hereunder, will not exceed twenty five (25%) of the proportionate Consideration received by each Seller. The Consideration amount will be computed based on a) the Market Value of the GBSX stock on the OTC as on the day of Closing or b) the Cash proceeds if any received by the Seller either as a result of this agreement or through a sale of GBSX stock in the market or through private placement by the Seller.

(4)  The amount of Loss for which an Indemnified Party will be indemnified in accordance with this Section 5 will be net of any amounts that are actually recovered by the Indemnified Party under any insurance policy with respect to such Losses (and any such recovery related to Losses for which the Indemnified Party have previously been indemnified will be repaid to the Indemnifying Party).

(5)  Survival. All of the representations and warranties of SYN contained in this Agreement shall survive the Closing (regardless of any knowledge or investigations of Buyer) and shall continue in full force and effect for a period of six (6) months thereafter provided that the representations and warranties concerning title to the SYN Common Stock are as set forth in Section 2.1d).(3) and any taxes shall survive the applicable statutes of limitations with respect thereto (the “Survival Period”), after which such representations and warranties shall terminate and have no further force or effect. All of the representations and warranties of Buyer contained in this Agreement shall survive the Closing (regardless of any knowledge or investigation of Shareholders or SYN) and shall continue in full force and effect for a period of six (6) months thereafter. All covenants of the parties in this Agreement shall survive the Closing and shall continue in full force thereafter.

5.2           Arbitration and Governing Law. The parties hereby agree that any and all claims (except only for requests for injunctive or other equitable relief) whether existing now, in the past or in the future as to which the parties or any affiliates may be adverse parties, and whether arising out of this Agreement or from any other cause, will be resolved by arbitration before the American Arbitration Association within the State of New York.

a)
The parties hereby irrevocably consent to the jurisdiction of the American Arbitration Association and the situs of the arbitration (and any requests for injunctive or other equitable relief) within the State of New York.  Any award in arbitration may be entered in any domestic or foreign court having jurisdiction over the enforcement of such awards.

b)        The law applicable to the arbitration and this Agreement shall be that of the State of New York, determined without regard to its provisions which would otherwise apply to a question of conflict of laws.

c)        The arbitrator may, in its discretion, allow the parties to make reasonable disclosure and discovery in regard to any matters which are the subject of the arbitration and to compel compliance with such disclosure and discovery order.  The arbitrator may order the parties to comply with all or any of the disclosure and discovery provisions of the Federal Rules of Civil Procedure, as they then exist, as may be modified by the arbitrator consistent with the desire to simplify the conduct and minimize the expense of the arbitration.

d)   Regardless of any practices of arbitration to the contrary, the arbitrator will apply the rules of contract and other law of the jurisdiction whose law applies to the arbitration so that the decision of the arbitrator will be, as much as possible, the same as if the dispute had been determined by a court of competent jurisdiction.

e)   Any award or decision by the American Arbitration Association shall be final, binding and non-appealable except as to errors of law or the failure of the arbitrator to adhere to the arbitration provisions contained in this Agreement.  Each party to the arbitration shall pay its own costs and counsel fees except as specifically provided otherwise in this Agreement.

f)   In any adverse action, the parties shall restrict themselves to claims for compensatory damages and\or securities issued or to be issued and no claims shall be made by any party or affiliate for lost profits, punitive or multiple damages.

g)  The parties covenant that under no conditions will any party or any affiliate file any action against the other (except only requests for injunctive or other equitable relief) in any forum other than before the American Arbitration Association, and the parties agree that any such action, if filed, shall be dismissed upon application and shall be referred for arbitration hereunder with costs and attorney's fees to the prevailing party.

h)  It is the intention of the parties and their affiliates that all disputes of any nature between them, whenever arising, whether in regard to this Agreement or any other matter, from whatever cause, based on whatever law, rule or regulation, whether statutory or common law, and however characterized, be decided by arbitration as provided herein and that no party or affiliate be required to litigate in any other forum any disputes or other matters except for requests for injunctive or equitable relief. This Agreement shall be interpreted in conformance with this stated intent of the parties and their affiliates.

6.  GENERAL PROVISIONS.

6.1           FURTHER ASSURANCES.  From time to time, each party will execute such additional instruments and take such actions as may be reasonably required to carry out the intent and purposes of this Agreement.

6.2           WAIVER.  Any failure on the part of either party hereto to comply with any of its obligations, agreements, or conditions hereunder may be waived in writing by the party to whom such compliance is owed.

6.3           BROKERS.  Each party agrees to indemnify and hold harmless the other party against any fee, loss, or expense arising out of claims by brokers or finders employed or alleged to have been employed by the indemnifying party.

6.4           NOTICES.  All notices and other communications hereunder shall be in writing and shall be given by personal delivery, overnight delivery, mailed by registered or certified mail, postage prepaid, with return receipt requested, as follows:

If to Seller and SYN, to:

the shareholders of SYN Global, Inc.
Shareholder Representative

Madan S. Kumar
Representative Shareholder
madan@synaptris.com
Phone: +1 (212) 863 9625

If to Buyer, to:

GBS Enterprises, Inc..
CEO Joerg Ott
302 North Brooke Drive
Canton, GA 30114
USA
jott@gbsx.us
Phone: +1 (404) 474 7256

The persons and addresses set forth above may be changed from time to time by a notice sent as aforesaid. If notice is given by personal delivery or overnight delivery in accordance with the provisions of this Section, such notice shall be conclusively deemed given at the time of such delivery provided a receipt is obtained from the recipient. If notice is given by mail, such notice shall be deemed given upon receipt and delivery or refusal.

6.5           ASSIGNMENT.  This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their successors and assigns; provided, however, that any assignment by either party of its rights under this Agreement without the written consent of the other party shall be void.

6.6           COUNTERPARTS.  This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Signatures sent by facsimile transmission shall be deemed to be evidence of the original execution thereof.

6.7           REVIEW OF AGREEMENT.  Each party acknowledges that it has had time to review this Agreement and, as desired, consult with counsel.  In the interpretation of this Agreement, no adverse presumption shall be made against any party on the basis that it has prepared, or participated in the preparation of, this Agreement.

6.8           SCHEDULES/EXHIBITS.  All schedules and exhibits attached hereto, if any, shall be acknowledged by each party by signature or initials thereon.

<Remainder of this page left blank>

<SIGNATURE PAGE FOLLOWS>

     IN WITNESS WHEREOF, the parties have executed this Agreement on the date first written above.

GBS ENTERPRISES, INC.

BY:	/s/ Joerg Ott
JOERG OTT
ITS: CEO

SD HOLDINGS Ltd.

BY:	/s/ Madan S. Kumar
Madan S. Kumar
ITS: REPRESENTATIVE

SYN SHAREHOLDERS

BY:	/s/ Madan K. Kumar
Madan S. Kumar
ITS: REPRESENTATIVE

GBS/SYN ACQUISITION AGREEMENT
EXHIBIT LIST

A.	LIST OF SHAREHOLDERS OF SYN, NUMBER OF EQUIVALENT VOTING SHARES AND PERCENTAGE OF OWNERSHIP

B.	LIST OF LOANS PAYABLE

C.	LIST OF CASH PAYMENT DISTRIBUTION TO SHAREHOLDERS OF SYN AND AMOUNT IN US$

D.	SYN BANK DETAILS

E.	LIST OF ALL MATERIAL CONTRACTS

F.	LIST OF INTELLECTUAL PROPERTY OF SYN

G.	GBSX SHARE DISTRIBUTION

EXHIBIT A

LIST OF SHAREHOLDERS OF SYN, NUMBER OF EQUIVALENT VOTING SHARES AND PERCENTAGE OF OWNERSHIP

SD Holdings - List of shareholders
			Total number of shares
Share		Number of	Post Conversion of
certificate		shares as per	Warrants, Restricted
Number	Shareholder Full Name	certificate	Shares & RSU's	%age Holding
38	Francis Xavier Chammany Francis	1,098	1,098	0.007%
39	Nithya Priya Rajkumar	1,098	1,098	0.007%
40	Sankaran Saminathan	1,412	1,412	0.009%
41	Aditya Ravindra Shah	2,119	2,119	0.014%
9	Vijay Shankar Seshagiri Rao	9,412	9,412	0.063%
11	Gowri Varatharaj	9,412	9,412	0.063%
12	Sundararaman Kuppusamy	9,412	9,412	0.063%
13	Leslie George	9,412	9,412	0.063%
15	Djeakandane Govindane	9,412	9,412	0.063%
16	Rangarajan Seshadri	9,412	9,412	0.063%
19	Vijay Ragavan. G	9,412	9,412	0.063%
20	Eresseril Dominic John	9,412	9,412	0.063%
21	M Krishna Prasad	9,412	9,412	0.063%
23	Harish Malisetty	9,412	9,412	0.063%
27	Raja Varatharajan	11,766	11,766	0.078%
42	Edward S. Hasicka	14,119	14,119	0.094%
10	Jayaram Annapu Reddy	18,825	18,825	0.125%
37	Edward S. Hasicka	36,628	36,628	0.244%
33	Paramasivam Venkataramasamy	70,593	70,593	0.470%
36	Jeffrey P. Lechleiter	70,593	70,593	0.470%
6 (S)	Phaneesh Murthy	99,200	99,200	0.661%
24	Balakrishnan Hariharan	117,655	117,655	0.784%

25	Paramasivam Venkataramasamy	141,186	141,186	0.940%
30	Thomas Chennikara	234,426	234,426	1.561%
35	Edward S. Hasicka	235,311	235,311	1.567%
32	Madan S. Kumar	235,358	235,358	1.568%
5 (S)	Thomas Chennikara	415,100	415,100	2.765%
29	Madan S. Kumar	470,621	470,621	3.135%
34	Jeffrey P. Lechleiter	470,621	470,621	3.135%
31	Thomas Chennikara	595,749	595,749	3.968%
44	SB Asia Investment Fund II, L.P	1,084,000	1,084,000	7.220%
RSA1	Madan S. Kumar	756,544	756,544	5.039%
RSA2	Jeffrey P. Lechleiter	756,544	756,544	5.039%
RSA3	Paramasivam Venkataramasamy	302,618	302,618	2.016%
SDCTML1	Cybernet Technologies Mauritius Limited		6,716,019	44.734%
SDCTML2	Cybernet Technologies Mauritius Limited		849,417	5.658%
RSU	Ravin Andrew Carr		107,000	0.713%
RSU	Ramesh Babu Kandaswami		107,000	0.713%
RSU	Dinesh Janakiraman		50,000	0.333%
RSU	Raja Varatharajan		50,000	0.333%
RSU	Vijay Ragavan Gopala Sundaram		50,000	0.333%
RSU	Jayaram Anappu Reddy		50,000	0.333%
RSU	Krishna Prasad Manickam		50,000	0.333%
RSU	Rohan Sachdev		50,000	0.333%
RSU	Murali Rajagopalan		50,000	0.333%
RSU	Sreekumar		50,000	0.333%
RSU	Leslie George		24,000	0.160%
RSU	Eresseril Dominic John		24,000	0.160%
RSU	Anantharaman Kalyan		24,000	0.160%

RSU	Srikanth Chowduru Kallutla		24,000	0.160%
RSU	Sriram Nandakumar		24,000	0.160%
RSU	Rangarajan Seshadri		14,000	0.093%
RSU	Vishwanath Muthukumarasamy		14,000	0.093%
RSU	Saipradeep Somu Chetty Tharanipathy		14,000	0.093%
RSU	Henna Mehrotra		14,000	0.093%
RSU	Richy Thomas Mathew		10,000	0.067%
RSU	Fazeela Sikkander Batcha		10,000	0.067%
RSU	Sundararaman Kuppusamy		10,000	0.067%
RSU	Vadivelan Dakshinamurthy		10,000	0.067%
RSU	John Sundar Raj Swaminathan		10,000	0.067%
RSU	Mirunalini Mothilal		10,000	0.067%
RSU	Gopikrishna Sambamurthy		10,000	0.067%
RSU	Mohammed Sibgatullah Syed		10,000	0.067%
RSU	Rajendran Padmanabhan		10,000	0.067%
RSU	Edward S. Hasicka		260,132	1.733%
RSU	Paramasivam Venkataramasamy		70,337	0.469%
Total		6,237,304	15,013,209	100.000%

EXHIBIT B
LIST OF LOANS PAYABLE

Dues payable to	Amount
SlashSupport Inc	$119,947
Cybernet Software Systems Inc	$292,602
CSS Corp Europe Ltd	$9,409
Total Payment owed to CSS by Synaptris (in US$)	$421,958

EXHIBIT C
LIST OF CASH PAYMENT DISTRIBUTION TO SHAREHOLDERS OF SYN ANDAMOUNT IN US$

Share		Total number of shares
Certificate		Purchased from
Number	Shareholder Full Name	Shareholder	Amount
38	Francis Xavier Chammany Francis	1,098	$233.31
39	Nithya Priya Rajkumar	1,098	$233.31
40	Sankaran Saminathan	1,412	$300.03
41	Aditya Ravindra Shah	2,119	$450.26
9	Vijay Shankar Seshagiri Rao	9,412	$1,999.91
11	Gowri Varatharaj	9,412	$1,999.91
12	Sundararaman Kuppusamy	9,412	$1,999.91
13	Leslie George	9,412	$1,999.91
15	Djeakandane Govindane	9,412	$1,999.91
16	Rangarajan Seshadri	9,412	$1,999.91
19	Vijay Ragavan. G	9,412	$1,999.91
20	Eresseril Dominic John	9,412	$1,999.91
21	M Krishna Prasad	9,412	$1,999.91
23	Harish Malisetty	9,412	$1,999.91
27	Raja Varatharajan	11,766	$2,500.10
10	Jayaram Annapu Reddy	18,825	$4,000.03
	Paramasivam Venkataramasamy	47,062	$10,000.00
	Madan S. Kumar	156,905	$33,339.88
	Thomas Chennikara	153,023	$32,515.00
	Total	487,428	$103,571.00

EXHIBIT D
SYN Bank Details for payment of $103,571 as detailed in Exhibit C.

Beneficiary Account:	01-201-10341-00
Beneficiary Name:	SD Holdings
Beneficiary Address:	608 St James Court, St Denis Street
Port Louis, Mauritius

Beneficiary Bank Name:	Standard Chartered Bank (Mauritius) Limited
Bank City and State:	Cybercity, Ebene, Mauritius
Bank Country:	Mauritius
ABA or SWIFT Code:	SCBLMUMU

Cybernet Software Systems Inc Bank Details for payment of $421,958 as detailed in Exhibit B.

Beneficiary Account:	3300382239
Beneficiary Name:	Cybernet Software Systems Inc
Beneficiary Address:	3031 Tisch Way, Suite 300, San Jose, CA 95128
Beneficiary Bank Name:	Silicon Valley Bank
Bank City and State:	Santaclara, California
Bank Country:	USA
ABA or SWIFT Code:	121140399

EXHIBIT E

LIST OF MATERIAL CONTRACTS

#	Name	Address	Amount in US$
1
2
3
4
5
6
7
8
9
10
11
12
13
14

TOTAL

EXHIBIT F

LIST OF INTELLECTUAL PROPERTY OF SYN

#	Product Name Technology	Description	First Day of Launch Date of Latest Release	Patent] Patent Pending
1	IntelliPRINT	Information management product offerings for Lotus Notes and Domino applications that provide Reporting, Analysis and Dashboards using Lotus Notes and Domino application data	Date of First Commercial Release: February 9, 1998Latest Release: January 20, 2011	No patents have been filed yet.
2	IntelliVIEW	Information management product offerings for RDBMS (such as DB2, MS SQL, MySQL and Oracle databases) that provide Reporting, Analysis and Dashboards using the RDBMS data	Date of First Commercial Release: October 18, 2001 Latest Release: April 11, 2011	No patents have been filed yet.
3	FewClix	Data Indexing and Search technology email indexing & search for Lotus Notes Client and Domino Webmail email data	Date of First Commercial Release: June 17, 2010 Latest Release: June 30, 2011	No patents have been filed yet.
4	intelliview NXT	Next Generation, OS and Browser agnostic Information management product offerings for RDBMS (such as DB2, MS SQL, MySQL and Oracle databases) that provide Analysis and Dashboards using the RDBMS data	Currently in beta testing	No patents have been filed yet.

EXHIBIT G

GBSX Share Distribution
			Number	Number	Percentage
	Shareholder Full		of SYN	of GBS	of GBS
#	Name	Mailing Address	Shares	Shares	Shares
1	Edward S. Hasicka		14,119	680	0.097%
2	Edward S. Hasicka		36,628	1,765	0.252%
3	Paramasivam Venkataramasamy		23,531	1,134	0.162%
4	Jeffrey P. Lechleiter		70,593	3,402	0.486%
5	Phaneesh Murthy		99,200	4,780	0.683%
6	Balakrishnan Hariharan		117,655	5,670	0.810%
7	Paramasivam Venkataramasamy		141,186	6,804	0.972%
8	Thomas Chennikara		234,426	11,297	1.614%
9	Edward S. Hasicka		235,311	11,340	1.620%
10	Madan S. Kumar		78,453	3,781	0.540%
11	Thomas Chennikara		415,100	20,004	2.858%
12	Madan S. Kumar		470,621	22,679	3.240%
13	Jeffrey P. Lechleiter		470,621	22,679	3.240%
14	Thomas Chennikara		442,726	21,335	3.048%
15	SB Asia Investment Fund II, L.P		1,084,000	52,238	7.463%
16	Madan S. Kumar		756,544	36,450	5.207%
17	Jeffrey P. Lechleiter		756,544	36,458	5.208%
18	Paramasivam Venkataramasamy		302,618	14,583	2.083%
19	Cybernet Technologies Mauritius Limited		6,716,019	323,646	46.235%
20	Cybernet Technologies Mauritius Limited		849,417	40,934	5.848%

21	Ravin Andrew Carr		107,000	5,156	0.737%
22	Ramesh Babu Kandaswami		107,000	5,156	0.737%
23	Dinesh Janakiraman		50,000	2,410	0.344%
24	Raja Varatharajan		50,000	2,410	0.344%
25	Vijay Ragavan Gopala Sundaram		50,000	2,410	0.344%
26	Jayaram Anappu Reddy		50,000	2,410	0.344%
27	Krishna Prasad Manickam		50,000	2,410	0.344%
28	Rohan Sachdev		50,000	2,410	0.344%
29	Murali Rajagopalan		50,000	2,410	0.344%
30	Sreekumar		50,000	2,410	0.344%
31	Leslie George		24,000	1,157	0.165%
32	Eresseril Dominic John		24,000	1,157	0.165%
33	Anantharaman Kalyan		24,000	1,157	0.165%
34	Srikanth Chowduru Kallutla		24,000	1,157	0.165%
35	Sriram Nandakumar		24,000	1,157	0.165%
36	Rangarajan Seshadri		14,000	675	0.096%
37	Vishwanath Muthukumarasamy		14,000	675	0.096%
38	Saipradeep Somu Chetty Tharanipathy		14,000	675	0.096%
39	Henna Mehrotra		14,000	675	0.096%
40	Richy Thomas Mathew		10,000	482	0.069%
41	Fazeela Sikkander Batcha		10,000	482	0.069%
42	Sundararaman Kuppusamy		10,000	482	0.069%
43	Vadivelan Dakshinamurthy		10,000	482	0.069%
44	John Sundar Raj Swaminathan		10,000	482	0.069%
45	Mirunalini Mothilal		10,000	482	0.069%
46	Gopikrishna Sambamurthy		10,000	482	0.069%
47	Mohammed Sibgatullah Syed		10,000	482	0.069%
48	Rajendran Padmanabhan		10,000	482	0.069%
49	Edward S. Hasicka		260,132	12,536	1.791%
50	Paramasivam Venkataramasamy		70,337	3,390	0.484%
	Total	-	14,525,781	700,000.00	100.00%